Exhibit 99.3

Allison Transmission acquires Vantage Power and AxleTech’s electric vehicle systems division

INDIANAPOLIS, April 23, 2019 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global manufacturer of medium- and heavy-duty fully automatic transmissions, announced today that it has purchased Vantage Power and AxleTech’s electric vehicle (EV) systems division.

Allison Transmission has a more than 103-year history of leading technological advancements: from James Allison owning the winning racecar of the Indianapolis 500 Mile Race in 1915 to building every transmission that is in the United States Army’s Abrams Battle Tank. Allison is building upon the legacy of those and other advancements with an electrification strategy that leverages and extends current electric hybrid technologies, develops new electrified propulsion solutions, and expands system and integration level capabilities in alternative propulsion. Both of these acquisitions align with Allison’s leading innovator position in propulsion technology, and will complement its existing capabilities to advance electrification adoption in commercial vehicles.

Vantage Power is an award-winning London-based technology company specializing in developing electrified propulsion and connected vehicle technologies for medium- and heavy-duty vehicle manufacturers and their suppliers. With particular focus on battery technology development, vehicle integration and control systems, as well as vehicle connectivity and telemetry, Vantage Power technologies have been deployed in a wide range of applications including complete electric hybrid repower systems for buses to grid energy storage.

“Vantage Power’s entrepreneurial spirit and technological advancements complement our strategic priorities to meet and exceed our customers’ demands,” said David S. Graziosi, President and CEO of Allison Transmission. “Through this and other growth initiatives, we will continue to build upon our conventional and electric hybrid products today while differentiating ourselves in the electrification and fuel cell markets.”

AxleTech is a leading technology company that designs, engineers, manufactures, sells and services axles and integrated electrified axle solutions for on- and off-highway heavy-duty commercial vehicles. With industrial roots established in 1919, the company’s nearly 800 worldwide employees drive the company to develop advanced powertrain systems, axles, components and aftermarket parts for global customers. The EV systems division is located at AxleTech’s headquarters in Troy, Michigan.

“AxleTech’s highly integrated solutions in the EV space and their presence in Allison’s end markets complement our position as a leading propulsion solutions provider,” said Graziosi. “The talented individuals and products within AxleTech’s EV systems division and their capabilities will combine well with our current products expertise to create and provide unmatched propulsion solutions.”

About Vantage Power

Vantage Power is an award-winning London-based technology company specializing in developing electrified and connected technologies for heavy-duty vehicle manufacturers and tier 1 suppliers. With a particular focus on battery packs, control systems, next generation telemetry and system design and integration expertise, Vantage Power technology has been deployed in a wide range of applications from hybrid repower systems for buses through to grid energy storage systems. For more information about Vantage Power, please visit vantage-power.com

About AxleTech

AxleTech is a leading technology company that engineers, designs, manufactures, sells and services powertrain solutions for on-and off-highway heavy-duty commercial vehicles. With industrial roots established in 1919, the company’s nearly 800 worldwide employees drive the company to develop advanced powertrain systems, axles, brakes, components and aftermarket parts for global customers. Headquartered in Troy, Michigan, the company has locations in Oshkosh, Wisconsin; Chicago; Saint-Étienne, France; Osasco, Brazil; Pune, India; and Shanghai, China. For more information about AxleTech, please visit axletech.com

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,900 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Contacts

Raymond Posadas

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Claire Gregory

Director of Communications and Media Relations

Claire.Gregory@allisontransmission.com

(317) 695-9124